Mail Stop 3561

								            July 6, 2006

Mr. Eugene A. Castagna
Chief Financial Officer and Treasurer
Bed Bath & Beyond Inc.
650 Liberty Avenue
Union, New Jersey 07083

		RE:	Bed Bath & Beyond Inc.
			Form 10-K for Fiscal Year Ended February 26, 2005
			Filed May 12, 2005
Forms 10-Q for Fiscal Quarters Ended May 28, August 27, and
November
26, 2005
			File No. 0-20214

Dear Mr. Castagna:

We have completed our review of your Form 10-K and related filings and have no further comments at this time.



									Sincerely,


									George F. Ohsiek, Jr.
									Branch Chief


July 6, 2006
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